UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                             January 24, 2013

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

001-11229	Mississippi Power Company (A Mississippi Corporation) 2992 West Beach Gulfport, Mississippi 39501 (228) 864-1211	64-0205820

The names and addresses of the registrants have not changed since the last report.

This combined Form 8-K is filed separately by two registrants: The Southern Company and Mississippi Power Company.  Information contained herein relating to each registrant is filed by each registrant solely on its own behalf.  Each registrant makes no representation as to information relating to the other registrant.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “PSC Matters – Certificated New Plant” and – “Integrated Coal Gasification Combined Cycle” of Mississippi Power Company (“Mississippi Power”) in Item 7 and Note 3 to the financial statements of The Southern Company (“Southern Company”) under “Integrated Coal Gasification Combined Cycle” and Note 3 to the financial statements of Mississippi Power under “Retail Regulatory Matters – Certificated New Plant” and – “Integrated Coal Gasification Combined Cycle” in Item 8 of each company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  See also MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “PSC Matters – Certificated New Plant” and – “Integrated Coal Gasification Combined Cycle” of Mississippi Power and Note (B) to the Condensed Financial Statements under “Retail Regulatory Matters – Mississippi Power Company – Certificated New Plant” and “Integrated Coal Gasification Combined Cycle” of Southern Company’s and Mississippi Power’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 for information regarding the integrated coal gasification combined cycle plant under construction in Kemper County, Mississippi (the “Kemper IGCC”) and the related proposed cost recovery mechanism (“CNP-A”).
On January 24, 2013, Mississippi Power and the Mississippi Public Service Commission (the “Commission”) entered into a settlement agreement (the “Settlement Agreement”) that (i) defines the process for resolving matters regarding cost recovery related to the Kemper IGCC for the purpose of mitigating risks to Mississippi Power and its customers, and expediting the regulatory process associated with future rate filings required under the Settlement Agreement and (ii) is designed to resolve Mississippi Power’s pending CNP-A rate appeal before the Mississippi Supreme Court (the “CNP Appeal”).
Under the terms of the Settlement Agreement, Mississippi Power and the Commission shall follow certain agreed-upon regulatory procedures and schedules for resolving the cost recovery matters related to the Kemper IGCC.  These procedures and schedules include the following:  (1) Mississippi Power’s filing within 30 days of the Settlement Agreement of a new request to increase rates in 2013 in an amount not to exceed $172 million of financing costs to be recorded to a regulatory liability to be used to mitigate rate impacts when the Kemper IGCC is placed in service; (2) the Commission’s decision on that matter within 50 days of Mississippi Power’s request; (3) Mississippi Power’s collaboration with the Mississippi Public Utilities Staff to file with the Commission within three months of the Settlement Agreement a rate recovery plan for the Kemper IGCC for the first seven years of its operation, along with a revenue requirement under such plan for 2014; (4) the Commission’s decision on the rate recovery plan within four months of the filing; (5) Mississippi Power’s agreement to limit the portion of prudently incurred Kemper IGCC costs to be included in rate base to the $2.4 billion certificated cost estimate, plus costs related to the lignite mine and carbon dioxide pipeline as well as any other costs permitted or determined to be excluded from the cost cap included in the Commission’s final order approving the Certificate of Public Convenience and Necessity for the Kemper IGCC; provided that this limitation will not prevent Mississippi Power from securing alternate financing for any prudently incurred Kemper IGCC costs not otherwise recovered in any Commission rate proceeding contemplated by the Settlement Agreement; and (6) the Commission’s completion of its prudence review of the Kemper IGCC costs incurred through 2012 within six months of the Settlement Agreement, an additional prudence review upon considering the seven-year rate plan for costs incurred through the most recent reporting period, and a final prudence review of the remaining project costs within six months of the Kemper IGCC’s commercial operation date.
Mississippi Power contemplates using securitization as provided in the proposed legislation currently pending in the Mississippi legislature as its form of alternate financing for prudently incurred Kemper IGCC costs not otherwise recovered in any Commission rate proceeding contemplated by the Settlement Agreement.
Under the terms of the Settlement Agreement, Mississippi Power has the right to terminate the Settlement Agreement if certain conditions, including the passage of multi-year rate plan legislation that is contemplated under the Settlement Agreement, are not met, if Mississippi Power is unable to secure alternate financing for any prudently incurred Kemper IGCC costs not otherwise recovered in any Commission rate proceeding contemplated by the Settlement Agreement, or if the Commission fails to comply with the requirements of the Settlement Agreement. Legislation to authorize a multi-year rate plan and to provide for alternate financing through securitization is currently pending in the Mississippi legislature.
In addition, under the terms of the Settlement Agreement, Mississippi Power and the Commission shall jointly request that the Mississippi Supreme Court dismiss the CNP Appeal.  The cross-appeal regarding the constitutional challenges to the Baseload Act of 2008 would not be dismissed.
The ultimate outcome of these matters, including the determinations of prudency and the specific manner of recovery of prudently incurred costs relating to the Kemper IGCC, is subject to further legislative and regulatory actions and cannot be determined at this time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2013	THE SOUTHERN COMPANY By /s/Melissa K. Caen Melissa K. Caen Assistant Secretary

MISSISSIPPI POWER COMPANY By /s/Melissa K. Caen Melissa K. Caen Assistant Secretary